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                                                                    EXHIBIT 4.11

                       MINING OPTION TO PURCHASE CONTRACT

                                 BY AND BETWEEN

                    SOCIEDAD CONTRACTUAL MINERA LOS POTRILLOS

                                       AND

                            METALLICA RESOURCES INC.

               (ENGLISH TRANSLATION OF SPANISH LANGUAGE DOCUMENT)

IN SANTIAGO, CHILE, ON SEPTEMBER 2, 2004 appear: RENE BENAVENTE CASH, Chilean, attorney, Titular Notary Public of the 40th Notary of Santiago, at Huerfanos 979, 3rd floor, appear: OSVALDO CAUTIN MORUNA, Chilean, married, engineer, Chilean national identity card number 5.364.859-2, appears on behalf of SOCIEDAD CONTRACTUAL MINERA LOS POTRILLOS, Chilean tax identity number 76.145.660-1, hereinafter indistinctly referred to as "LOS POTRILLOS" or "the Property Owner", legal entity conducting its own business, both domiciled for these purposes at Mac-Iver 459, Santiago, Chile; and PABLO MIR BALMACEDA, Chilean, married, attorney, Chilean national identity card number 6.374.989-3, on behalf of MINERA METALLICA LIMITADA., a company legally constituted in Chile pursuant to its laws, Chilean tax identity number 78.840.880-3, hereinafter also and indistinctly referred to as "METALLICA" or "the Beneficiary", both domiciled for these purposes at Enrique Foster Sur 20, 9th floor, Las Condes, Santiago, Chile; the appearing

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parties being of legal age and having evidenced their identities by producing the aforementioned Chilean national identity cards and state:

1. MINING PROPERTY

Osvaldo Cautin Moruna states that the party which he is representing, LOS POTRILLOS, is owner of the exploitation concessions that are indicated below, hereinafter referred to as "Mining Property", which together form "Proyecto Enrique-Joscelyn"; whose state is that which is indicated; all located in the community of Tierra Amarilla, Copiapo, Region III of Atacama; and, whose titles are registered in the Conservator of Mining, Copiapo, as indicated as follows:

ONE.- "ENRIQUE PRIMERO UNO AL DOCE";

TWO.- "ENRIQUE UNO TRECE AL CATORCE";

THREE.- "ENRIQUE UNO QUINCE AL DIECISEIS";

FOUR.- "ENRIQUE UNO DIECISIETE AL VEINTIUNO";

FIVE.- "ENRIQUE DOS UNO AL DOS";

SIX.- "ENRIQUE DOS TRES";

SEVEN.- "ENRIQUE DOS CUATRO AL SEIS";

EIGHT.- "ENRIQUE DOS NUEVE AL ONCE";

NINE.- "ENRIQUE SEGUNDO SIETE AL OCHO";

TEN.- "ENRIQUE SEGUNDO DOCE AL VEINTIUNO";

ELEVEN.- "ENRIQUE TRES UNO AL OCHO";

TWELVE.- "ENRIQUE TRES NUEVE AL CATORCE";

THIRTEEN.- "ENRIQUE TRES QUINCE AL TREINTA";

FOURTEEN.- "JOSCELYN PRIMERA UNO AL VEINTE";

FIFTEEN.- "JOSCELYN SEGUNDA UNO AL VEINTE";

SIXTEEN.- "JOSCELYN TERCERA UNO AL VEINTE";

SEVENTEEN.- "JOSCELYN CUARTA UNO AL VEINTE";

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EIGHTEEN.- "JOSCELYN QUINTA UNO AL TREINTA";

NINETEEN.- "POTRILLO DOS AL VEINTISIETE";

TWENTY.- "BELLAVISTA DOS AL VEINTIDOS".

The area corresponding to the stretch of land one (1) kilometer from the perimeter of each one of the Mining Properties particularized in this clause also forms part of the "Enrique-Joscelyn Project" and consequently of this contract, the sum of the area corresponding to each one of the Mining Properties is considered the "Area of Interest" which is described in the attached plan which is signed by the parties and formalized at the end of this register and is understood to form part of this contract for all legal purposes.

2. REPRESENTATIONS

The "Property Owner", represented by Osvaldo Cautin Moruna, represents and warrants that it has exclusive and full ownership of the Mining Property; that there are no overlapping third party rights that could allow a third party to explore or exploit any grantable estate on the same land; the Mining Property was acquired with fair title, in good faith and in accordance with applicable laws and regulations; all transfers of ownership have made legally and no third party can, on a sound basis, claim rights or challenge the validity of the constitution of the rights; the Mining Property has been constituted in accordance with the applicable laws, regulations and norms; the Mining Property is free of all mortgages, encumbrances, prohibitions, promises or options of any nature, impediments, litigation or other third party rights, including any legal, judicial or voluntary rights that may affect, disturb or obstruct its free disposition or transfer.

The aforementioned is notwithstanding the prohibitions and encumbrances that are constituted herein.

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3. OPTION TO PURCHASE

LOS POTRILLOS, duly represented by Osvaldo Cautin Moruna, hereby grants the right and option to purchase and is unilaterally obliged to sell, assign and transfer to METALLICA, represented by Pablo Mir Balmaceda, the Mining Property particularized in Clause 1 of this contract. For the purposes referred to, the Property Owner, hereby, consents to the possible sale and purchase of the said Mining Property. The Beneficiary, for its part, hereby represents that it has received the offer of option to purchase and reserves the power to freely exercise it within the term and upon the conditions stipulated in this contract.

The following are expressly understood as included within the object and price of this option contract: any rights and administrative permits, including of third parties associated with the ownership of the Mining Property particularized in clause 1 that is currently owned by LOS POTRILLOS, such as all easements of any nature, civil or mining, previously constituted or being in the process of constitution, that may be necessary for the use, enjoyment and benefit of the mining concessions particularized in the clause 1 or that access such concessions. Furthermore, any renewals, extensions or replacements of the concessions or mining rights particularized in clause 1 are understood to be included in this option contract.

4. EXPLORATION EXPENSES, TERMS AND AMOUNTS TO INVEST.

To maintain this contract in force, METALLICA shall, during the period of 40 months from May 1, 2004, effect certain exploration expenses, hereinafter referred to as "Exploration Expenses", in accordance with its experience and

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criteria, investing, within the terms that are indicated in each case, the minimum amounts of money that are indicated as follows.

ONE.- METALLICA shall invest, within a period of no more than 16 months from May 1, 2004, the amount of money equivalent in Chilean national currency (pesos) to US$375,000.- in accordance with the exchange rate and value referred to in Clause 13 of this contract;

TWO.- METALLICA shall invest, within a period of no more than two years from the date of this contract, the additional amount of money equivalent in Chilean national currency (pesos) to US$500,000.- in accordance with the exchange rate and value referred to in Clause 13 of this contract; and,

THREE.- METALLICA shall invest, within a period of no more than three years from the date of this contract, the additional amount of money equivalent in Chilean national currency (pesos) to US$725,000 in accordance with the exchange rate and value referred to in Clause 13 of this contract.

The parties state that the sums of money invested in each period as Exploration Expenses are accumulative, so that METALLICA shall invest the total sum of US$1,500,000 in the period of 40 months from May 1, 2004, unless METALLICA exercises the option to purchase in advance.

If METALLICA does not comply with the amount of investment in each of the terms indicated above and the said fact is certified by a nationally and internationally recognized and renowned independent auditor company, as accepted by the parties, hereinafter referred to as "Independent Auditors", the parties agree that METALLICA shall increase its investment in the following period by the amount and difference indicated in the certificate issued by the

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Independent Auditors which, in any event, shall be verified within the period of six months from the date of the commencement of the following period, without representing, in any manner whatsoever, an increase of the term underway. If METALLICA in any of the periods stipulated in this clause makes greater investments than those which correspond to the said terms, it may attribute the excess of the expenses effected to the following periods. Such greater investments, if relevant, in any event may be attributed to the purchase price offered.

In the event that the intervention of the Independent Auditors is necessary as contemplated in this clause, whether for matters set forth above or as otherwise contemplated in this contract, the parties agree that such cost will be borne by the losing party, that is, the party who the Independent Auditors issues its report against.

In any event, if METALLICA exercises the option to purchase in advance in accordance with that stipulated in Clause 7, it shall not be obliged to make the investments established in Clause 4. On the contrary, if METALLICA does not exercise the option established in this contract, its waiver shall only have effect if the investment indicated in number ONE.- of this clause is evidenced before the Property Owner, otherwise, upon effecting the same act of waiver, METALLICA shall pay LOS POTRILLOS the amount of money corresponding to the difference between the expenses effectively paid and $US375,000 as it is obliged to invest during the first period.

For the purposes of this clause, the parties understand the following by Exploration Expenses: All expenses, direct and indirect, incurred by or on behalf of METALLICA with respect to the operations, which shall include the value of all time, money and equipment, furnished or used on or in relation to

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the Mining Property and/or the Area of Interest, by or on behalf of METALLICA, including, but not limited to:

1) All time and expenses of contractors and consultants that work on the Mining Property and/or the Area of Interest in the exploration operations, including all time and expenses of geologists and other staff of METALLICA;

2) All costs of engineering, design, trials, obtaining permits, site preparation and others, such as mapping, sampling, analysis costs, drilling, metallurgic tests, engineering studies, materials and equipment rental;

3) All Mining Property maintenance costs, including, expenses incurred by METALLICA and that are related to: (a) the defense and constitution of the Mining Property; (b) the constitution of water rights; (c) the constitution of easements or rights of way over the surface property; (d) land reparation expenses (e) expenses of studies, reports and permits in order to fulfill technical, environmental protection and/or mining safety regulations for the exploration operations; and (f) all other geological, geophysical, geochemical, metallurgic, hydrological; and other engineering works carried out for the benefit of the Mining Property and/or the Area of Interest;

4) All costs of equipment, materials, combustibles, basic services and suppliers, necessary for exploration operations; and,

5) All costs incurred in the preparation of feasibility and other studies related to the exploration, if any.

5. PERIODIC REPORTS AND MEETINGS.

The parties agree that METALLICA shall issue half-yearly reports in Spanish language in respect of the investment and expenses effected by it, reports that in any case, shall contain the results obtained in each one of the aforementioned periods. In the event that either party makes a request in writing to the other, the parties shall meet to discuss any doubts in respect of such report within the

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period of 30 days following the delivery by METALLICA to LOS POTRILLOS of the respective report.

6. APPLICABLE LEGAL PROVISIONS.

The parties agree that this option contract shall be regulated by that set forth in Article 169 of the Chilean Mining Code, in such a manner that METALLICA is absolutely authorized to manifest or not its consent to accept the irrevocable offer and, consequently, to perfect the sale and purchase contract.

7. TERM TO EXERCISE THE OPTION TO PURCHASE.

In the event that METALLICA elects to exercise the option to purchase the Mining Property, it shall express the same by way of a public deed of acceptance granted before the same Notary Public which authorizes this contract, or his deputy or replacement, within the period of 5 years from the date of this contract. In the event that METALLICA expresses its will to exercise the option to purchase and in the event that all payments or any of the installments that are established in Clause 10 are pending, at the time of entering into the deed of acceptance, it shall deliver to the respective Notary Public a check, bank bond or deposit of indefinite term, renewable and endorsable, taken in favor of SOCIEDAD CONTRACTUAL MINERA LOS POTRILLOS, for the amount of money representative of the price of the purchase option pending payment, as stipulated in Clause 10 of this contract, with the instruction of delivering it to the agent-in-fact of the Property Owner, upon production of a certificate issued by the Conservator of Mining, Copiapo, evidencing that the Mining Property indicated in Clause 1 is registered in favor of METALLICA and free of all mortgages, encumbrances, prohibitions, interdictions and litigation. By the sole fact of signing the public deed of acceptance referred to, the Beneficiary shall have perfected the sale and

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purchase contract, provided that it is the agreement made by this option contract and such deed of acceptance. The bearer of the authorized copies is authorized to require the relevant registrations, sub-registrations and annotations.

8. WAIVER

If the Beneficiary does not express its will to accept the sale and purchase contract proposed, within the period of five years as stipulated in the previous clause, or if by way of a public deed it expresses its will not to continue with the option contract; or if it does not pay in a timely and integral manner one or any of the installments of price as contemplated in Clause 10 as follows; or if it does not effect the Exploration Expenses required in terms indicated in Clause 4; or if it does not reimburse LOS POTRILLOS the value of the mining patents paid by the Property Owner in terms of clause 2, the option to purchase and the irrevocable offer shall remain, ipso facto, without effect and METALLICA waives its right to be reimbursed for any amount of money that it has invested or paid to LOS POTRILLOS as part of the price, the latter maintaining all sums to its benefit as titleholder of all indemnification and any corresponding advance loss. In this case, therefore, METALLICA shall not be obliged to pay LOS POTRILLOS the amounts or installments which have not accrued, of the purchase price offered as established in clause 10, and furthermore it shall not be obliged to invest or pay the amounts promised for Exploration Expenses as indicated in clause 4, with the sole exception being that indicated in number ONE.- of that same clause. In this case, it shall immediately remove all prohibitions and encumbrances that have been constituted by reason of this contract, upon showing to the respective Mining Conservator the corresponding public declarative deed; or a certificate of the Notary Public having granted this deed, or its replacement or deputy, evidencing that the terms stipulated have passed without the Beneficiary having accepted the offer and exercised the

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option, or without having paid one of any of the installments of the option as agreed in Clause 10 as follows or all of them; or a certificate issued by the Independent Auditors named by both parties, authorized by the same Notary Public that grants this deed, or its replacement or deputy, evidencing that it has not complied with the Exploration Expenses within the terms indicated, whether this certificate is issued in respect of any of the three periods indicated in Clause 4 above, or all of them, in the terms previously indicated in the clause referred to, considering, consequently, the authority that arises for METALLICA to invest the amount pending in the event of a negative certification of the investment of each period by the Independent Auditors, all in the form, amount and term indicated in Clause 4. The Beneficiary confers a limited and irrevocable power of attorney on LOS POTRILLOS, as broad as necessary, to reduce to public deed the certificate that the Notary that grants this deed, or its replacement or deputy, is authorized to issue to any titleholder or the certificate that the Independent Auditors are authorized to issue, in accordance with this clause, instruments that the parties, furthermore, consider sufficient to enable the corresponding Conservator of Mines to release the encumbrances constituted by this exploration contract with option to purchase, provided and when METALLICA has not increased its investment in the following stage in accordance with Clause 4. In the event that the parties do not agree upon the naming of the Independent Auditors within the term of 30 days as set forth in this deed, the party that has requested the nomination shall remain authorized to make a valid nomination on its own behalf.

For the purposes of removing the encumbrances constituted by this contract, METALLICA shall issue the deed of release within the period of 30 days from the date of the cause of termination of this contract particularized in this clause.

9. EXPLORATION AND DEVELOPMENT EXPENSES.

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All expenses, direct and indirect, that are related to exploration, shall be born, fully and exclusively, by METALLICA, and not attributable to the price of the option, the Beneficiary being authorized to associate itself with third parties or subcontract for the purposes of exploration development.

10. PURCHASE PRICE OFFER

The total purchase price offered in respect of the Mining Property object of this contract is the amount of US$3,500,000, an amount that is payable and shall be paid to SOCIEDAD CONTRACTUAL MINERA LOS POTRILLOS in accordance with the following calendar:

ONE.- The sum of US$100,000 to be paid upon entering into this deed, in cash, equivalent as of the date of this contract to $62.676.000 Chilean pesos, the Property Owner stating that it has received the same to its complete satisfaction;

TWO.- The sum of US$200,000 to be paid not later than one year from the date of this contract.

THREE.- The sum of US$200,000 to be paid not later than two years from the date of this contract.

FOUR.- The sum of US$400,000 to be paid not later than three years from the date of this contract.

FIVE.- The sum of US$750,000 to be paid not later than four years from the date of this contract.

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SIX.- The sum of US$1,850,000 to be paid at the time of exercising the option, not later than five years from the date of this contract.

In the event that METALLICA elects not to exercise the option, subject matter of this contract, however its negative will is expressed or implied, through one of the forms indicated in Clause 8 above, or by any other unequivocal manner, whatever amounts of money indicated in numbers ONE to FIVE above have been paid, the amounts shall in no case be returned by the Property Owner. Equal treatment shall be applied to the money invested in Exploration Expenses. Furthermore, in such event all payment obligations of price and investment in Exploration Expenses that this contract imposes upon METALLICA shall cease, with the sole exception of the obligation to complete the investment in exploration as referred to in number 1 of clause 4, if at the date that METALLICA expresses its will of not exercising the option, whatever the form of the negative will that is expressed or inferred, of any form whatsoever as indicated in clause 8 above, or any other unequivocal form producing the same effect, this investment should not have been completely carried out.

11. PAYMENT OF NET SMELTER RETURN ("NSR")

The parties agree that independent of the price stipulated in the previous clause, once the option to purchase has been exercised and the Mining Property has been acquired by METALLICA, it shall pay to LOS POTRILLOS, subject to the terms and conditions that are indicated hereinafter, an amount equivalent to 1.5% of the Net Smelter Return ("NSR") for copper, gold, silver and molybdenum, of those minerals extracted from the Mining Property referred to, upon the terms and other conditions agreed in Annex A, a document that forms an integral part of this contract and that is formalized under the same repertory number as this deed on the same day in the Register of the Notary Public that authorizes this deed. For the

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purposes of payment of this percentage of NSR as agreed, its value shall be converted in dollars of the United States of America and payment shall be verified in accordance with clause 14 as follows. Payment of this royalty shall be made half-yearly within the period of 15 days following the expiry of the period in which the same is accrued, with the exception of the first payment which shall be made within 15 days following the expiry of 6 months after the first anniversary of the Start-Up of the Project. For all purposes START-UP shall mean that moment when the operational tests have been carried out in it or the plants associated with it or the mines of the Mining Property, when the first Mining concentrates or products as treated minerals and substances extracted from the Mining Property are marketed, whether for sale in the internal market or by way of exportation.

12. PURCHASE OF NET SMELTER RETURN ("NSR")

If LOS POTRILLOS decides to assign, sell or transfer the NSR stipulated in the previous clause, METALLICA shall have the right, prior and preferable, to acquire the said NSR, in accordance with the following rules:

a) If LOS POTRILLOS receives a serious offer to purchase and decides to transfer its NSR, it shall promptly notify METALLICA of this fact, by way of a registered letter. This notification shall contain the price and other terms and conditions of the offer received. METALLICA shall have the period of 60 days from the date it receives the notification from LOS POTRILLOS to decide if it will acquire all the NSR at the same price and upon the same terms and conditions established in the offer received by LOS POTRILLOS. If METALLICA decides to acquire the NSR, the purchase shall be materialized within the period of 60 days from the date that METALLICA accepts to acquire the NSR.

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b)    If METALLICA decides not to acquire the NSR, does not accept the offer within the period stipulated, or does not materialize the acquisition within the maximum period established, LOS POTRILLOS within the period of 60 days from the date of notification to the contrary, or if the requisite period expires and METALLICA has not accepted the offer or the period has expired in which METALLICA has to formalize the transaction, respectively, it shall transfer the NSR to the third party that made the offer at the same price and upon the same terms and conditions that are stipulated in the notification made to METALLICA in accordance with letter a) above or otherwise in terms more favorable for LOS POTRILLOS, but it shall never transfer the NSR in terms less favorable than those proposed to METALLICA.

c) If LOS POTRILLOS does not transfer the NSR to a third party the NSR within the period stipulated in letter b) above, it is not able to effect such transfer subsequently, unless LOS POTRILLOS undertakes the same above-described procedure.

13. ASSIGNMENT

LOS POTRILLOS and METALLICA shall be authorized to assign all or part of their contractual position in this contract to an affiliate, meaning only such company in which LOS POTRILLOS and METALLICA or the head offices of both, own at least 51 % of the shares or interest in the same.

In the case of a total or partial assignment of this contract to any affiliate, the assignor shall inform in writing the assigned party by way of a registered letter sent through a Notary Public within ten days from the date of the assignment.

In the event that either of the parties to this contract wishes to assign, totally or partially, their contractual position in this contract or any of the rights or credits

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arising from the same to a person distinct from an affiliate company, it shall firstly make the offer to the other party to this contract, who shall have the preferred right or option to acquire it in conditions that are agreed and in the event of any offer to purchase by a third party in good faith extraneous to the parties, upon equal conditions to the said interested party. For the aforementioned purposes the party that it wishes to assign the contract shall notify this fact in writing to the other party, indicating the conditions upon which the assignment will take place and in the case of having an offer from unrelated third parties in good faith, particularizing the information to the interested party and providing all relevant information, such as price, period of payment, etc. Upon receipt by the other party, it shall have the period of 30 working days from the date of receipt of the notification of the offer to respond to it, indicating if it is willing to acquire the contract in the conditions anticipated for the purposes of formalizing the respective transaction within the maximum period of 60 working days. In the event that the party receiving the offer does not accept it, it shall be understood that it has waived the exercise of the right conferred upon it. In the event that it rejects the offer in the terms previously stated, the offering party shall be released from the provisions established in this clause, so that it may freely assign this contract. The assignment shall only be opposed by the assigned party in the event that the assigned, whatever may it be, is obliged in the corresponding instrument of assignment to fulfill all and each one of the obligations that arise from the present instrument.

14. EXCHANGE RATE

For all purposes of the payment of the sums stipulated in this instrument, the amounts expressed in dollars of the United States of America shall be converted into Chilean national currency (pesos) in accordance with the exchange rate named "observed" published by the Central Bank of Chile, corresponding to the day prior to the date of effective payment, or if the said exchange rate does not exist, in

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accordance with the exchange rate that replaces it or better reflects the exchange rate between the dollar of the United States of America and the Chilean peso. The payment of each one of the installments of price shall be effected at the domiciles that the Notary Public authorizes by way of deed, against the signature of a public deed of receipt that the representative of the Property Owner shall sign. In any event, full and timely compliance with the payment obligation of each installment will be effected upon delivery to the Notary Public that authorizes this deed, or its successor or replacement, of a check, bank bond or term deposit at the order of the Property Owner, in Chilean national currency (pesos) for the total of each installment or the balance of the price pending as stipulated in Clause 10 as of the date when the Beneficiary pays the installment or otherwise exercises the option, as calculated in the form anticipated in this clause. The Notary Public shall deliver the corresponding check, bank bond or term deposit to the representative of the Property Owner or the person whom is delegated to sign the corresponding deed of receipt. It shall use the same exchange rate and form of calculation to determine and certify the investment which METALLICA is obliged in order to maintain this contract in force, but for these purposes it shall use the average value of the observed dollar in the month when the investment was made.

15. EFFECTIVE DELIVERY FOR EXPLORATION

METALLICA as at the time of entering into this deed shall effect the payment of the installment referred to in number ONE of Clause 10, being expressly authorized:

One) In order that its employees, contractors, subcontractors, employees and other dependants have permanent and completely unrestricted access to the areas covered by the Mining Property object of this contract and may carry out on them all works and studies that it considers necessary.

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Two) To carry out all types of recognition, exploration, sampling, prospecting works and, in general, to carry out all types of research or mining development works that permit a qualitative and quantitative evaluation of the minerals existing on the Mining Property, being authorized for such effect to introduce onto such Mining Property all types of equipment and machines, of their own or of third parties, to effect all labors mentioned or other works that are necessary for the aims and objectives as indicated, whether directly or through other companies that are contracted for such purposes.

Three) To carry out all works that it considers convenient or necessary to evaluate the characteristics of the place where the Mining Property material of this contract is located.

Four) The parties expressly state that the operations that are authorized by virtue of this contract do not include, consequently, commercial exploitation works of the said mining concessions. Notwithstanding the aforementioned, METALLICA shall own all minerals that are extracted as a result of exploitation works.

In the event that METALLICA decides not to exercise the option or it is terminated by reason of one of the causes as set forth in Clause 8, it is obliged to: ONE. Deliver to LOS POTRILLOS, within the period of 90 days from the date of any of the facts mentioned above, without any cost to the Property Owner, a copy of all geological, geochemical, geophysical information, samples, drillings, trenches, perforations, grades and maps obtained with respect to the Area of Interest and, in general, a copy of all data obtained and feasibility studies or others carried out with the purpose or due to any exploration or development program effected. TWO. Leave to the benefit of LOS POTRILLOS all installations, constructions, improvements, works, tanks and other elements located on the

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surface area of the Area of Interest, unless they can be withdrawn by METALLICA without detriment or destruction of the same, nor of tunnels and/or holes that may be constructed during the exploration. Such withdrawal shall be effected by the Beneficiary within three months following the date in which the decision not to exercise the option offered is communicated or is understood to have been made, being obliged, at its own cost, to effect the environmental impact statements or studies relevant to the abandonment of works, if there are norms applicable to such objective.

16. PROHIBITIONS

LOS POTRILLOS constitutes a voluntary prohibition not to encumber or enter into any deeds or contracts in respect of the Mining Property set forth in clause 1, without prior consent, express and in writing of METALLICA, whose registration in the Registry of Prohibitions of the respective Conservator of Mines shall be required by the bearer of the authorized copy of the deed. The aforementioned is notwithstanding the registration of this contract in the Registry of Mortgages and Encumbrances in accordance with Article 169 of the Chilean Mining Code.

17. OTHER RIGHTS

If during the force of this contract the Beneficiary estimates that it is necessary or convenient to request exploration or exploitation mining concessions, water use concessions, civil and mining rights of way, concessions, bailment or surface land rights within the Area of Interest, METALLICA shall bear all related costs, understanding that these expenses form part of the Exploration Expenses for all

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legal purposes. In the event that the option contract is terminated for any reason, the concessions or rights that have been obtained in respect of the lands covered by the Area of Interest, shall be transferred to the Property Owner without any cost to the latter. In any event, LOS POTRILLOS and its shareholders, directly or through third parties, shall request water rights, rights of way or other mining rights in the Area of Interest object of this contract.

18. PERMITS

In the event that METALLICA, in fulfillment of legal norms or if it considers it necessary for the development of explorations, shall request special permits or rights of access, transit or operation, whether in accordance with environmental legislation, mining or other, and obtaining such permits infers or suspends the exploration works which METALLICA is authorized to conduct by this contract, the said period of the delay in obtaining the permit shall not be taken into account for the purposes of the validity of this contract and during such period all obligations assumed by METALLICA pursuant to this option contract shall be suspended, such as for example, payment of option installments, effecting Exploration expenses and any other obligation assumed by METALLICA, except for payment of the mining patents that are covered by the Mining Property, in respect of which METALLICA remains obliged.

The parties understand and expressly agree that if these suspensions occur, the terms established in Clause 4, in respect of Exploration Expenses, Terms and Amounts to Invest; Clause 7 about Term to exercise the option to purchase and Clause 10 about Price of the Purchase Offer, shall automatically be extended for an equal period without the need to enter into a complementary deed reflecting the same.

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If the Property Owner requires the work to be carried out and it interferes or suspends the exploration works authorized to METALLICA, the same rule shall be applied as previously; on the contrary, that is, if obtaining these permits does not interfere or suspend the exploration works, in any event the obligations assumed by METALLICA in this contract shall be suspended, whether the process is undertaken by the Property Owner or the Beneficiary. In any event, overlooking the reason that has caused the interruption of the exploration works, once the delay has been overcome the obligations imposed by this contract on METALLICA shall be resumed.

In any event, and for the purposes of this clause, there shall be an interference or suspension of exploration works if the process of obtaining the permits takes more than 90 days and, as a consequence of it, METALLICA can not develop any type of exploration works.

LOS POTRILLOS shall provide reasonable collaboration and assistance as required by METALLICA in order to obtain the permits and authorizations that are required to develop the exploitation works that are referred to in this contract.

19. FORM OF SALE AND VALIDITY OF TITLE

The Mining Property shall be sold as an entire body, in its current state, with all uses, practices, rights and rights of way, active and passive and free of mortgages, encumbrances, prohibitions, litigation, restrictions, sale and purchase contracts of minerals in situ, leases, or any other type of deeds, contracts, encumbrances, real and personal rights that impede the free use, enjoyment, disposition and delivery of the Mining Property individualized in Clause 1 and in the same conditions stated in Clause 2. The Property Owner shall be liable for the validity of the titles in accordance with the law. Furthermore, and in the event of METALLICA

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exercising the option, LOS POTRILLOS expressly waives the resolutory action that arises in its favor as a consequence of the pending balance of payment that may mean the Payment of the NSR established in Clause 11 previously, whatever being the form of this payment that is finally adopted, however, with the exception that LOS POTRILLOS may make a claim according to law to demand the payment of this obligation, plus legal interest corresponding and the collection of all costs associated with the said action.

20. OBLIGATIONS FOR THE BENEFICIARY.

METALLICA shall not carry out exploitation labors on the Mining Property, subject matter of this contract, while it has not exercised the option, with exception to those necessary to obtain samples or for metallurgic tests. In the event of termination of this option contract, METALLICA shall have the period of three months to abandon the concessions and withdraw from them all machines, equipment and constructions that it has introduced. If it does not do so, the parties shall proceed as set forth previously in Clause 14. In the event that METALLICA is impeded from abandoning and withdrawing the machinery, due to climatic conditions or other reasons of force majeur, the period indicated shall be extended by a reasonable period taking into account the impediment.

21. PROTECTION OF MINING PROPERTY.

METALLICA, Beneficiary of this contract, shall assume the obligation of protecting the Mining Property, object of this contract, through the full and timely payment of the respective mining patents from the date of entering into this contract and all those which accrue with respect to the following periods in which this contract is maintained in force. As previously indicated, upon execution of this

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contract METALLICA shall pay to LOS POTRILLOS the proportional part of the mining patents corresponding to the period 2004-2005. In the event that LOS POTRILLOS pays all or some of the mining patents in respect of the Mining Property that is covered by this contract, in accordance with the same it shall be the responsibility of METALLICA, in any respective period, to reimburse the Property Owner, completely and duly for such payments, within the period of 15 days following the receipt of the respective proof of payment that for this purpose shall be delivered by LOS POTRILLOS.

While this option contract is valid and in force, it shall be the responsibility and cost of LOS POTRILLOS to maintain the control and protection of the area corresponding to the Mining Property, with the purpose of maintaining it in force and free of superpositions or third party rights. In such sense, it shall exercise all rights and actions that the Chilean Mining Code confers upon it as titleholder of the concessions and mining rights. If LOS POTRILLOS is informed by the Beneficiary of a superposition or other situation that may affect the validity of the Mining Property and the former does not exercise the actions that legally correspond, the Beneficiary shall be authorized to exercise them for the benefit of the Property Owner. For such purpose, the Property Owner grants to the Beneficiary a power of attorney as broad as necessary with the purpose that it exercises the actions and rights that correspond to the Property Owner as titleholder of the Mining Property. The Beneficiary shall be especially authorized to present oppositions to the survey or the constitution of mining property; present claims of nullity of mining concession; request "demasias" and, in general take all steps and presentations relevant to the control and protection of the Mining property.

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22. APPLICABLE LAW.

This contract, the deed of acceptance of the offer and any amendments to the aforementioned, shall be governed by the laws of Chile. Furthermore, the parties understand and agree that if there is any conflict between this exploration contract and the option with its annexes, the contract of exploration and option shall prevail.

23. NOTARY EXPENSES AND REGISTRATION

The expenses and rights that are generated due to this contract and the acceptance of the option, the corresponding deeds of receipt, release of encumbrances, if any, and the reduction to public deed of the certificates indicated in clause 8, if any, as well as the registration of rights in the respective Mining Conservator, shall be borne by METALLICA. The latter shall not be responsible in any event for the taxes and other personal charges that the Property Owner incurs by reason of the option and the exercise of the option to purchase as referred to.

24. JURISDICTION AND COMPETENCE.

All disputes that arise between the Property Owner and the Beneficiary or its successors related to the interpretation, application, fulfillment, validity, force, resolution, scope or force of this option contract, the acceptance or the sale and purchase contract proposed, shall be resolved by the Ordinary Courts of Justice of Santiago, Chile, being competent to act in these matters.

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25. COMMUNICATIONS.

All communications between the parties, except for those which are specially designated in this contract, shall be made by facsimile followed by a certified or registered letter to the domiciles indicated in this contract.

26. DOMICILE

For all purposes of this contract, the parties fix their domicile as the city of Santiago, expressly submitting to the competent judicial organs.

27. AUTHORIZATION.

The bearer of an authorized copy of this deed and that which contains the acceptance of the sale and purchase contract offered is authorized to request and sign all the registrations, sub-registrations, annotations, certificates and other actions that are proper or necessary with respect to the relevant Registers or corresponding Registries. The appearing parties also authorize the attorney Pablo Mir Balmaceda, acting on behalf of METALLICA and Juan Esteban Perez-Barros Ramirez, acting on behalf of LOS POTRILLOS, so that any of them, acting separately or indistinctly, can execute one or more minutes or public deeds that replace deficiencies, defective designations or insufficiencies in titles, in accordance with that set forth in article 82 of the Regulations of the Real Estates Registry. The concession of these powers is, of course, irrevocable.

THE LEGAL REPRESENTATION OF OAVALDO CAYTIN MORUNA TO ACT IN NAME AND REPRESENTATION OF SOCIEDAD CONTRACTUAL MINERA LOS POTRILLOS is stated in the document executed on May 17, 2004, before Luis Alberto Contreras Fuentes, Notary Public of Copiapo, document that was presented to the Shareholders' Meeting of the company on the same date.

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THE LEGAL REPRESENTATION OF PABLO MIR BALMACEDA TO ACT IN NAME AND
REPRESENTATION OF MINERALS METALLICA LIMITADA. is stated in the power of attorney executed in Colorado, United States of America, on September 19, 2001, that was duly legalized on November 5, 2001, before Notary Public of Santiago, Ivan Torrealba Acevedo.

The powers of attorney referred to herein are not inserted as being known by the parties and the Notary Public who is authorizing the same.

/s/ Osvaldo Cautin Moruna
Osvaldo Cautin Moruna
CIN# 5.364.859-2
Sociedad Copntractual Minea Los Potrillos

/s/ Pablo Mir Balmaceda
Pablo Mir Balmaceda
CIN# 6.374.989-3
Minera Metallica Limitada

/s/ Max Ringeling Hunger
Max Ringeling Hunger
Notary Public

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                                     ANNEX A

                                     ROYALTY

For the purposes of the mining option contract entered into by and between LOS POTRILLOS and METALLICA, executed on the same date in the offices of Jose Musalem Saffie, Notary Public, it is understood by:

1.- "NET SMELTER RETURN" OR NSR: Shall consist of the total amount of money received by METALLICA or the concession holder, which origin is the sale, of other form of disposition, of copper, gold, silver, and molybdenum stemming from the treatment of minerals and substances extracted from the Mining Property, object of this contract,

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      and obtained by diverse refining processes of METALLICA, related companies or third parties.

      Such amounts of money shall only DISCOUNT:

      A) All effective charge and costs, including transport, insurance corresponding to transport of the products from the processing plant on or near to the Mining Property to the place of sale, whether the product is transported by METALLICA, related companies or third parties.

      B) All effective charge, cost, discount and fines by way of refining and smelting the products after such products have been withdrawn from the processing plant located on or near the Mining Property.

      C) Ad valorem or royalty charges, VAT (or IVA as referred to in Chile) or any other similar tax, excluding Income Tax, paid to Chilean authorities (Treasury or other similar entity), stemming from laws, decrees, instructions, resolutions or any other requirement imparted by the Chilean Internal Revenue Service (Servicio de Impuestos Internos) for products extracted from the Mining Property.

      To such amounts of money, they shall add credits for sub-products, such as gold, silver and molybdenum, if any.

2.- For all purposes of the payment of the royalty, the price of fine copper, Grade A, of the London Metal Exchange (LME Settlement) shall be used as a reference.

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3.-   LOS POTRILLOS shall have the right to audit all information used to determine the said payments, such as: geologic studies of reserves and laws; accounting registers exclusively associated with the determination of the production costs of the substances from the Mining property; sale contracts and credits for sub-products; invoices issued; processing costs and all supporting information; metallurgic balance and supporting documentation and contracts entered into with related entities and third parties. In any case the exercise of this right shall affect the normal development of the activities or processes of the Beneficiary.

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